Exhibit (a)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell the shares of DCA Common Stock (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated April 22, 2010, and the related Letter of Transmittal and any amendments or supplements thereto. The Offer to Purchase, the related Letter of Transmittal and any amendments or supplements thereto will be delivered to the holders of the shares of DCA Common Stock. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of DCA Common Stock in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. The Offeror (as defined below) may, in its discretion, take such action as it deems necessary to make or extend the Offer to holders of shares of DCA Common Stock in any such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Offeror.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

at
$11.25 Net Per Share
by
URCHIN MERGER SUB, INC.

a wholly owned subsidiary of

U.S. RENAL CARE, INC.

Pursuant to an Agreement and Plan of Merger, dated as of April 13, 2010 (the “Merger Agreement”), by and among Urchin Merger Sub, Inc., a Florida corporation (“Offeror”) and a wholly owned subsidiary of U.S. Renal Care, Inc., a Delaware corporation (“USRC”), and Dialysis Corporation of America, a Florida corporation (“DCA”), Offeror is offering to purchase for cash all outstanding shares of common stock, $0.01 par value, of DCA (“DCA Common Stock”) at a price of $11.25 per share, net to the seller in cash, without interest thereon and less any required withholding tax (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 22, 2010 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase, as amended or supplemented from time to time, collectively constitute the “Offer”). Tendering shareholders who have shares of DCA Common Stock registered in their names and who tender directly to Continental Stock Transfer & Trust Company (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of shares of DCA Common Stock by Offeror pursuant to the Offer. Shareholders who hold their shares of DCA Common Stock through brokers, dealers, banks, trust companies or other nominees should consult with such institutions as to whether they charge any service fees or commissions. Offeror is offering to acquire all of the shares of DCA Common Stock as a first step in acquiring the entire equity interest in, and thus control of, DCA. Following the purchase of shares of DCA Common Stock in the Offer, Offeror intends to consummate the Merger (as defined below) to acquire all of the outstanding shares of DCA Common Stock that are not validly tendered to, and accepted for payment by, Offeror in the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY TIME, ON WEDNESDAY, MAY 19, 2010, UNLESS THE OFFER IS EXTENDED. SHARES OF DCA COMMON STOCK TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE OF THE OFFER.

The Offer is being made under the terms of the Merger Agreement, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain limited conditions, Offeror will be merged with and into DCA, with DCA as the surviving corporation (the “Merger”). Each issued and outstanding share of DCA Common Stock (other than shares owned by USRC, Offeror, or any wholly owned subsidiary of USRC, or held in DCA’s treasury, or any shares that are owned by any shareholder of DCA who becomes entitled to and properly exercises appraisal rights, if any, under Florida law in respect of shareholder’s shares) will be converted into the right to receive an amount in cash equal to the price per share of DCA Common Stock paid pursuant to the Offer, without interest and less any required withholding taxes. As a result of the Merger, DCA will cease to be a publicly traded company and will become a wholly owned subsidiary of USRC. The terms of the Merger Agreement are more fully described in the Offer to Purchase.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms and conditions of the Offer, and not withdrawn prior to the Expiration Date (as defined below), a number of shares of DCA Common Stock that, together with any shares of DCA Common Stock owned by USRC or Offeror immediately prior to the acceptance by Offeror of any shares of DCA Common Stock for payment pursuant to the Offer (the “Acceptance Time”), represents at least a majority of the outstanding shares of DCA Common Stock on a fully diluted basis (the “Minimum Condition”). The Minimum Condition may not be waived by USRC or Offeror without the prior written consent of DCA. USRC has entered into a commitment letter with Royal Bank of Canada, dated as of April 13, 2010, pursuant to which Royal Bank of Canada (acting alone or through or with affiliates selected by it) has fully committed to lend to USRC up to $155,000,000 in senior secured and $47,500,000 in mezzanine debt financing, subject to the conditions set forth in the debt commitment letter (as described in Section 10 (Source and Amount of Funds) of the Offer to Purchase). The Offer is further conditioned on USRC’s receipt of such debt financing or any alternative debt financing obtained in accordance with the Merger Agreement on comparable terms or terms not materially less favorable. The Offer is also subject to other conditions as more fully described in Section 13 (Conditions to the Offer) of the Offer to Purchase.

The DCA board of directors has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair, advisable and in the best interests of DCA and its shareholders; (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the Florida Business Corporation Act; and (iii) recommended that DCA’s shareholders accept the Offer, tender their shares of DCA Common Stock to Offeror pursuant to the Offer and, if required by applicable law, approve the Merger Agreement and the Merger.

Under the terms of and subject to the conditions of the Offer as described in Section 13 (Conditions to the Offer) of the Offer to Purchase (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), promptly after the Expiration Date, Offeror will accept for payment and pay for all shares of DCA Common Stock that are validly tendered and not withdrawn prior to such Expiration Date in accordance with the procedures for withdrawal described in Section 3 (Withdrawal Rights) of the Offer to Purchase. For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, shares of DCA Common Stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Date as, if and when Offeror gives oral or written notice to the Depositary of Offeror’s acceptance for payment of such shares of DCA Common Stock pursuant to the Offer. Subject to the conditions of the Offer as described in Section 13 (Conditions to the Offer) of the Offer to Purchase, payment for shares of DCA Common Stock that are accepted for payment pursuant to the Offer will be made by deposit of the Offer Price with the Depositary, which will act as agent for shareholders whose shares of DCA Common Stock have been accepted for payment pursuant to the Offer. For a shareholder to validly tender shares of DCA Common Stock in the Offer: (i) the certificate(s) representing the tendered shares, together with the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of the Offer to Purchase prior to the Expiration Date; (ii) in the case of a tender effected pursuant to the book-entry transfer procedures described in Section 2

(Procedures for Tendering Shares of DCA Common Stock in the Offer) of the Offer to Purchase (a) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message (as defined in Section 2 (Procedures for Tendering Shares of DCA Common Stock in the Offer) of the Offer to Purchase), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of the Offer to Purchase prior to the Expiration Date, and (b) the shares of DCA Common Stock to be tendered must be delivered pursuant to the book-entry transfer procedures described in Section 2 (Procedures for Tendering Shares of DCA Common Stock in the Offer) of the Offer to Purchase and a Book-Entry Confirmation (as defined in Section 2 (Procedures for Tendering Shares of DCA Common Stock in the Offer) of the Offer to Purchase) must be received by the Depositary prior to the Expiration Date; or (iii) the tendering shareholder must comply with the guaranteed delivery procedures described in Section 2 (Procedures for Tendering Shares of DCA Common Stock in the Offer) of the Offer to Purchase prior to the Expiration Date.

Under no circumstances will interest be paid by Offeror on the Offer Price for shares of DCA Common Stock tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in making payment for such shares.

For purposes of the Offer and as used herein and in the Offer to Purchase, the term “Expiration Date” means 12:00 midnight (one minute after 11:59 p.m.), New York City time, on Wednesday, May 19, 2010, unless Offeror is required or decides to extend the period of time for which the initial offering period of the Offer is open, subject to the terms and conditions of the Merger Agreement, in which case “Expiration Date” will mean the time and date at which the initial offering period of the Offer, as so extended, will expire.

Under the terms of the Merger Agreement, Offeror may, in its discretion and without the consent of DCA or any other person, extend the Offer beyond the scheduled Expiration Date (i) on one or more occasions for an additional period of up to 20 business days per extension (but no later than January 31, 2011) in order to permit all of the conditions to the Offer to be satisfied to the extent that any such condition has not been satisfied or waived as of such Expiration Date, and (ii) from time to time for any period required by any rule or regulation of the Securities and Exchange Commission applicable to the Offer.

Under the terms of the Merger Agreement, Offeror must extend the Offer beyond the scheduled Expiration Date for an additional period of up to 20 business days (provided that Offeror is not required to extend the Offer to a date later than January 31, 2011) if, as of the scheduled Expiration Date, (i) either the Minimum Condition or the condition relating to obtaining antitrust clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not been satisfied or waived, as applicable, (ii) each of the other conditions to the Offer described in Section 13 (Conditions to the Offer) of the Offer to Purchase have been satisfied or waived, or Offeror reasonably determines that such conditions will be satisfied within 15 business days after such date, and (iii) Offeror has received a written request from DCA to extend the Offer no less than two business days prior to such date.

Under the terms of the Merger Agreement, if each of the conditions to the Offer described in Section 13 (Conditions to the Offer) of the Offer to Purchase have been satisfied or waived as of the scheduled Expiration Date, but USRC has not received the proceeds from the debt financing, then if such scheduled Expiration Date is a date prior to June 7, 2010, Offeror must extend the Offer to June 7, 2010, or to such later date as may be required under applicable securities laws (provided that Offeror is not required to extend the Offer to a date later than January 31, 2011).

If Offeror extends the Offer, Offeror will inform the Depositary of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all shares of DCA Common Stock previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shares of DCA Common Stock. Shares of DCA Common Stock that are tendered in the Offer may be withdrawn pursuant to the procedures described in Section 3 (Withdrawal Rights) of the Offer to Purchase at any time prior to the Expiration Date, and shares of DCA Common Stock that are tendered may also be withdrawn at any time after June 21, 2010 (60 days after commencement of the Offer), unless accepted for payment on or before that date as provided in the Offer to Purchase. In the event that Offeror, in its discretion, provides for a subsequent offering period (as described below) following the acceptance of shares of DCA Common Stock for payment pursuant to the Offer, no withdrawal rights will apply to shares of DCA Common Stock that were previously tendered in the Offer and accepted for payment or that are tendered during such subsequent offering period.

For a withdrawal of shares of DCA Common Stock previously tendered in the Offer to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary prior to the Expiration Date at one of its addresses listed on the back cover of the Offer to Purchase and must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares of DCA Common Stock. If certificates for shares of DCA Common Stock have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares of DCA Common Stock have been tendered by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program or by any other eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act,” and each such institution referred to herein as an “Eligible Institution”), any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares of DCA Common Stock have been tendered pursuant to the book-entry transfer procedures described in Section 2 (Procedures for Tendering Shares of DCA Common Stock in the Offer) of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in Section 2 (Procedures for Tendering Shares of DCA Common Stock in the Offer) of the Offer to Purchase) to be credited with the withdrawn shares of DCA Common Stock and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of shares of DCA Common Stock may not be rescinded, and any shares of DCA Common Stock withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn shares of DCA Common Stock may be re-tendered in the Offer at any time prior to the Expiration Date by following one of the procedures described in Section 2 (Procedures for Tendering Shares of DCA Common Stock in the Offer) of the Offer to Purchase. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Offeror in its reasonable judgment. None of Offeror, USRC, DCA, the Depositary, Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Subject to the conditions described in the Offer to Purchase, Offeror may, in its discretion (and without the consent of DCA of any other person), elect to provide for a subsequent offering period (and one or more extensions of such period) in accordance with Rule 14d-11 of the Exchange Act immediately following the Expiration Date, of not fewer than three business days in length, unless USRC has become the owner, directly or indirectly, of 80% or more of the outstanding shares of DCA Common Stock. If provided, a subsequent offering period would be an additional period of time, following the Expiration Date and the acceptance for payment of, and the payment for, any shares of DCA Common Stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Date, during which holders of shares of DCA Common Stock that were not previously tendered in the Offer may tender such shares to Offeror in exchange for the Offer Price on the same terms that applied to the Offer. A subsequent offering period is not the same as an extension of the Offer, which will have been previously completed if a subsequent offering period is provided. Offeror will promptly accept for payment, and pay for, all shares of DCA Common Stock that are validly tendered to Offeror during a subsequent offering period (or any extension of such period), if provided, for the same price paid to holders of shares of DCA Common Stock that were validly tendered in the Offer and not withdrawn prior to the Expiration Date, net to the holders thereof in cash, without interest thereon and less any required withholding taxes. Holders of shares of DCA Common Stock that are validly tendered to Offeror during a subsequent offering period (or extension thereof), if provided, will not have the right to withdraw such tendered shares.

DCA has provided Offeror with a list and security position listings of DCA’s shareholders for the purpose of disseminating the Offer to the holders of shares of DCA Common Stock. The Offer to Purchase and the Letter of Transmittal and other materials related to the Offer will be mailed to record holders of the shares of DCA Common Stock and will be furnished to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of DCA’s shareholders, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of shares of DCA Common Stock.

The receipt of cash in exchange for shares of DCA Common Stock pursuant to the Offer or the Merger by a DCA shareholder who is a U.S. holder (as such term is defined in Section 5 (Material U.S. Federal Income Tax Consequences) of the Offer to Purchase) and who holds such shares of DCA Common Stock surrendered as a capital asset for United States federal income tax purposes (generally property held for investment) will be a taxable transaction to such DCA shareholder and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. In general, such DCA shareholder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash the DCA shareholder receives in the Offer or the Merger, and (ii) such DCA shareholder’s adjusted tax basis in such shares of DCA Common Stock surrendered. Any gain or loss recognized by such DCA shareholder will generally be capital gain or loss and will generally be long-term capital gain or loss if such DCA shareholder’s holding period for such shares of DCA Common Stock surrendered is more than one year. Each holder of shares of DCA Common Stock should consult its own tax advisors concerning the United States federal income tax consequences of the Offer and the Merger in light of its particular circumstances and any consequences arising under the laws of any state, local, or foreign taxing jurisdiction. For a more complete description of the material United States federal income tax consequences of the Offer and the Merger, see Section 5 (Material U.S. Federal Income Tax Consequences) of the Offer to Purchase.

Subject to the terms of the Merger Agreement, Offeror expressly reserves the right (but is not obligated under the terms of the Merger Agreement or for any other reason) to increase the Offer Price and to waive any condition to the Offer or to make any other changes in the terms of and conditions to the Offer, except that without the prior written consent of DCA: (i) the Minimum Condition may not be amended or waived; and (ii) no change may be made to the Offer that (A) changes the form of consideration to be delivered by Offeror pursuant to the Offer, (B) decreases the Offer Price or the number of shares of DCA Common Stock sought to be purchased by Offeror in the Offer, (C) imposes conditions to the Offer in addition to the conditions to the Offer as described in Section 13 (Conditions to the Offer) of the Offer to Purchase, or (D) except as described herein and in Section 1 (Terms of the Offer) of the Offer to Purchase, extends the Expiration Date.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Any reference to the terms and conditions of the Merger Agreement or the Offer to Purchase is qualified in its entirety by the text of those documents.

The Offer to Purchase and Letter of Transmittal contain important information about the Offer and should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance regarding the Offer may be directed to Innisfree M&A Incorporated (the “Information Agent”) as its address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other materials related to the Offer may be obtained free of charge from the Information Agent. DCA shareholders also may contact their broker, dealer, bank, trust company or other nominee for assistance or for copies of these documents. No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of shares of DCA Common Stock in the Offer.

The Information Agent for the Offer is:	The Depositary for the Offer is:

Innisfree M&A Incorporated 501 Madison Avenue, 20thFloor New York, New York 10022 Stockholders May Call Toll Free: (888) 750-5834 Banks and Brokers May Call Collect: (212) 750-5833	Continental Stock Transfer & Trust Company Attn: Reorganization Department 17 Battery Place, 8th Floor New York, New York 10004

April 22, 2010

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